ANNUAL REPORT
Chevy Chase Auto Receivables Trust 1996-1
$ 227,697,670 6.60% Auto Receivables Backed Certificates
For the Year Ended December 31, 1999




           PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
              DIST        DIST       LOSSES    LOSS %     DELQ.        %
          ____________ ___________ ___________ ________ ____________ _______
 Jan-1999   3,627,594     340,313     106,120    2.15%    4,276,304    7.22%
 Feb-1999   3,388,400     618,396     210,131    4.51%    3,881,575    6.94%
 Mar-1999   3,443,333     589,281     163,789    3.74%    3,379,037    6.42%
 Apr-1999   3,698,501     561,331      72,867    1.79%    2,977,772    6.09%
 May-1999   3,105,100     532,107      15,958    0.42%    2,602,159    5.69%
 Jun-1999   2,898,285     504,622      16,495    0.46%    2,698,895    6.31%
 Jul-1999   3,045,449     478,863       7,579    0.23%    2,577,494    6.50%
 Aug-1999   2,847,942     452,777      16,904    0.55%    2,487,065    6.77%
 Sep-1999   2,625,365     427,642       4,475    0.16%    2,509,304    7.36%
 Oct-1999   2,490,704     405,913     (17,700)  -0.67%    2,293,276    7.26%
 Nov-1999   2,434,983     382,815      13,976    0.58%    2,506,899    8.61%
 Dec-1999   2,266,969     360,648       9,396    0.42%    2,556,187    9.52%
          ____________ ___________ ___________
   Totals  35,872,624   5,654,709     619,991

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.